SSGA FUNDS

SUPPLEMENT DATED MAY 23, 2016

TO

PROSPECTUSES, SUMMARY PROSPECTUSES AND

STATEMENT OF ADDITIONAL INFORMATION

DATED DECEMBER 18, 2015, AS SUPPLEMENTED

SSGA MONEY MARKET FUND

CLASS N (SSMXX)

SSGA PRIME MONEY MARKET FUND

CLASS N (SVPXX)

(each a “Fund,” and collectively the “Funds”)

The Board of Trustees of each Fund has approved a proposal to merge the Fund (each, a “Selling Fund”) with and into the buying fund (the “Buying Fund”) listed in the table below (each, a “Reorganization”). Each Reorganization is expected to be a tax-free reorganization for U.S. federal income tax purposes. More information about the Buying Fund and the definitive terms of each of the proposed Reorganizations will be included in proxy materials.

Each Reorganization identified in the table below is subject to certain conditions, including approval by shareholders of the applicable Selling Fund. It is currently anticipated that proxy materials regarding the Reorganizations will be distributed to shareholders of the Selling Funds in the third quarter of 2016, and that meetings of shareholders to consider the mergers also will be held in the third quarter of 2016. Selling Fund shareholders will not pay any sales charges as a result of the Reorganizations. The Buying Fund and each Selling Fund is a money market fund that currently buys and sells its shares at $1.00 per share by valuing its portfolio at amortized cost.

Selling Fund	Buying Fund
SSGA Money Market Fund	State Street Institutional Liquid Reserves Fund
SSGA Prime Money Market Fund	State Street Institutional Liquid Reserves Fund

Money Market Fund Reform

The Securities and Exchange Commission (“SEC”) has adopted new requirements for money market funds and has set October 14, 2016 (the “compliance date”) as the compliance date for certain key aspects of these new requirements that affect the Funds. Under these new requirements, money market funds can operate as “retail” money market funds, “government” money market funds or a money market fund that falls into neither category, referred to as an “institutional” money market fund.

Each Fund has been designated by its Board of Trustees to operate as an institutional money market fund in the event that its Reorganization is not consummated prior to the compliance date. Below is a description of certain changes to the Funds’ operations that would be implemented if they begin to operate as institutional money market funds. Each Fund anticipates implementing these changes on or before the compliance date, but no earlier than October 3, 2016, in the event that the applicable Reorganization is not consummated prior to the compliance date.

The Buying Fund has also been designated by its Board of Trustees to operate as an institutional money market fund on or prior to the compliance date, but no earlier than October 3, 2016.

Summary of Changes Affecting the Funds

Floating Net Asset Value (“NAV”)

The Funds, like other institutional money market funds, will no longer be permitted to use amortized cost to buy and sell its shares at a fixed NAV per share. Instead, each Fund will buy and sell its shares using a floating NAV reflecting the current market-based values of its portfolio holdings. Each Fund’s floating NAV will be rounded to four decimal places (e.g., $1.0000). The share price of each Fund will fluctuate.

Liquidity Fees on Redemptions and Redemption Gates

The SEC is requiring all institutional money market funds, like the Funds, to adopt policies and procedures to enable them to impose liquidity fees of up to 2% on redemptions and/or redemption gates of up to 10 business days in the event that a Fund’s weekly liquid assets (as discussed below) were to fall below a designated threshold.

Additional Information about Risks, Liquidity Fees and Redemption Gates:

If a Fund begins operating with a floating NAV, the following principal risks will apply to an investment in the Fund:

You could lose money by investing in the Fund. Because the share price of the Fund will fluctuate, when you sell your shares they may be worth more or less than what you originally paid for them. The Fund may impose a fee upon sale of your shares or may temporarily suspend your ability to sell shares if the Fund’s liquidity falls below required minimums because of market conditions or other factors. An investment in the Fund is subject to investment risks, including possible loss of principal, is not a deposit in a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. The Fund’s sponsor has no legal obligation to provide financial support to the Fund, and you should not expect that the sponsor will provide financial support to the Fund at any time. General risks associated with the Fund’s investment policies and investment strategies are discussed below.

Money Market Risk-Floating NAV: The Fund does not maintain a constant net asset value per share. The value of the Fund’s shares will be calculated to four decimal places and will vary reflecting the value of the portfolio of investments held by the Fund. It is possible to lose money by investing in the Fund.

More about Liquidity Fees and Redemption Gates

The SEC has implemented a number of requirements, including liquidity fees and redemption gates, for institutional money market funds based on the amount of fund assets in “weekly liquid assets,” which generally includes cash, direct obligations of the U.S. government, certain other U.S. government or agency securities, and securities that will mature or are subject to a demand feature that is exercisable and payable within five business days.

If a Fund’s weekly liquid assets fall below 30% of its total assets and the Fund’s Board of Trustees determines it is in the best interests of the Fund, the Fund may immediately impose a liquidity fee of no more than 2% and/or temporarily suspend redemptions for up to 10 business days in any 90 day period. If a Fund’s weekly liquid assets fall below 10% of its total assets at the end of any business day, the Fund will impose a liquidity fee of 1% on all redemptions beginning on the next business day, unless the Fund’s Board determines that imposing such a fee would not be in the best interests of the Fund or determines that a lower or higher fee (not to exceed 2%) would be in the best interests of the Fund, which would remain in effect until weekly liquid assets return to 30% or the Fund’s Board determines that the fee is no longer in the best interests of the Fund. All liquidity fees payable by shareholders of a Fund would be payable to the Fund and could offset any losses realized by the Fund when seeking to honor redemption requests during times of market stress. If liquidity fees are imposed or redemptions are suspended, a Fund will notify shareholders on the Fund’s website. Each Fund expects to treat such liquidity fees as reducing proceeds paid to shareholders in redemption of Fund shares, and therefore not constituting income to such Fund.

If a Fund’s weekly liquid assets fall below 10% of its assets on a business day, the Fund may cease honoring redemptions and liquidate in the discretion of the Fund’s Board. If a Fund ceases honoring redemptions and determines to liquidate, the Fund expects that it would notify shareholders on the Fund’s website. Distributions to shareholders of liquidation proceeds may occur in one or more disbursements.

Timing and Determinations

The determinations and actions described herein, and anticipated timing of those actions, remain subject to future change. Shareholders will be given notice of further developments, as appropriate.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

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SSGA FUNDS

SUPPLEMENT DATED MAY 23, 2016

TO

PROSPECTUSES, SUMMARY PROSPECTUSES AND

STATEMENT OF ADDITIONAL INFORMATION

DATED DECEMBER 18, 2015, AS SUPPLEMENTED

SSGA U.S. GOVERNMENT MONEY MARKET FUND

CLASS N (SSGXX)

SSGA U.S. TREASURY MONEY MARKET FUND

CLASS N (SVTXX)

(each a “Fund,” and collectively the “Funds”)

The Board of Trustees of each Fund has approved a proposal to merge the Fund (each, a “Selling Fund”) with and into the buying fund (the “Buying Fund”) listed in the table below (each, a “Reorganization”). Each Reorganization is expected to be a tax-free reorganization for U.S. federal income tax purposes. More information about the Buying Fund and the definitive terms of each of the proposed Reorganizations will be included in proxy materials.

Each Reorganization identified in the table below is subject to certain conditions, including approval by shareholders of the applicable Selling Fund. It is currently anticipated that proxy materials regarding the Reorganizations will be distributed to shareholders of the Selling Funds in the third quarter of 2016, and that meetings of shareholders to consider the mergers also will be held in the third quarter of 2016. Selling Fund shareholders will not pay any sales charges as a result of the Reorganizations. Each Buying Fund and each Selling Fund is a money market fund that currently buys and sells its shares at $1.00 per share by valuing its portfolio at amortized cost.

Selling Fund	Buying Fund
SSGA U.S. Government Money Market Fund	State Street Institutional U.S. Government Money Market Fund
SSGA U.S. Treasury Money Market Fund	State Street Institutional Treasury Plus Money Market Fund

The Funds’ Statement of Additional Information is revised to reflect the following non-fundamental investment policy, consistent with the Funds’ current investments:

Each Fund invests 100% of its total assets in cash, government securities, and/or repurchase agreements that are collateralized fully by government securities or cash. For purposes of this policy, government security means any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

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